Exhibit 10.2
INTERIM EMPLOYMENT AGREEMENT
     American Pacific Corporation and Dana M. Kelley, Director of Finance, have entered into an agreement that Ms. Kelley will serve, on an interim basis, as Chief Financial Officer of the Corporation, effective March 27, 2006.
     In this position, Ms. Kelley will report to John R. Gibson, President & CEO and will perform all the duties associated with the position of Chief Financial Officer.
Ms. Kelley’s salary and employment benefits remain the same

Salary:	$170,000 annual

Benefits:	No charge insurance: medical, dental, vision, prescription drug, long term disability, business travel and life. Other benefits such as defined benefit pension plan and 401(k) plan as provided by the Company.

The Company will grant three weeks vacation.

John R. Gibson	Dana M. Kelley
President & CEO	Interim CFO & Director, Finance

May 9, 2006	May 9, 2006

Date	Date